Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and Chief Investment Officer Digital Realty Trust, Inc. (415) 738-6500	Investor/Analyst Information Digital Realty Trust, Inc. (415) 738-6532

DIGITAL REALTY TRUST, INC. REPORTS 2006 FIRST QUARTER RESULTS

Highlights:

•	Reported net income available to common stockholders of $0.06 per diluted share for the first quarter of 2006.

•	Reported FFO of $0.36 per diluted share for the first quarter of 2006.

•	Two properties were acquired for approximately $22.5 million in the first quarter of 2006.

•	Subsequent to quarter end, the Company acquired three properties totaling $71.8 million.

•	Leases commenced on over 107,000 square feet during the first quarter of 2006.

•	FFO guidance for 2006 is adjusted to $1.55—$1.65 per share.

San Francisco, Calif. (May 4, 2006) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate data centers and Internet gateway facilities, today announced financial results for its first quarter ended March 31, 2006. The Company reported operating revenue of $61.0 million in the first quarter of 2006. Net income for the first quarter of 2006 was $5.1 million and net income available to common stockholders was $1.6 million, or $0.06 per diluted share. Funds from operations (“FFO”) was $21.7 million in the first quarter, up 37% from $15.8 million for the first quarter of 2005. On a diluted per share and unit basis, FFO was $0.36 in the first quarter of 2006, up 20% from $0.30 for the same quarter in 2005.

Richard Magnuson, Executive Chairman of Digital Realty Trust said “The year-over-year improvement in our FFO was driven by growth from the $466.3 million in acquisitions completed in 2005 and the 199,000 square feet of new leases which have commenced over the past 12 months. The portfolio continues to produce solid growth consistent with our expectations. During the quarter new leases were signed for over 81,500 square feet.”

In a separate event, Digital Realty Trust was added to the S&P REIT Composite index on May 2, 2006.

Acquisition and Leasing Activity

The Company acquired two vacant properties for a total of $22.5 million in the first quarter of 2006. The first property, 4025 Midway, located north of Dallas in a major technology market and fiber network hub, totals approximately 100,000 square feet and contains a fully built-out data center infrastructure with approximately 15,000 square feet of raised floor space. The Company plans to construct 25,000 square feet of additional raised floor. In April 2006, the Company leased approximately 18,000 square feet at the property, including 15,000 square feet of data center space to a Fortune 200 company as a disaster recovery facility. This lease is scheduled to commence in the second quarter 2006. The second property is located in Dublin, Ireland and consists of a 20,000 square foot data center and an adjoining 2.6 acre parcel that is entitled for an additional facility. In connection with the closing of the acquisition, the Company signed a 10-year lease with a leading U.S.-based Internet enterprise company for the entire existing building.

Subsequent to the end of the quarter, the Company completed three additional acquisitions totaling $71.8 million, bringing year-to-date acquisitions to $94.3 million. The first property, 6800 Millcreek Drive, located in suburban Toronto, Canada, totals approximately 84,000 square feet and is 100% leased to an IT services provider. The second acquisition, 101 Aquila Way, a 313,600 square foot property located in Atlanta, Georgia, is 100% leased through 2011 to a major Internet enterprise as a key data center. The third acquisition, 12001 North Freeway in Houston, Texas, consists of six separate single-story buildings totaling 300,700 square feet, is 92.9% leased and serves as a data center and Internet gateway facility.

As of April 30, 2006, the portfolio comprises 49 properties consisting of 63 buildings totaling approximately 10.0 million rentable square feet, including 1.2 million square feet of space held for redevelopment. The portfolio is strategically located in 23 key technology markets throughout the United States, Canada and Europe.

For the quarter ended March 31, 2006, leases commenced on over 29,000 square feet of data center space at an average gross annualized rent of approximately $104.00 per square foot, and 78,000 square feet of non-technical space at an average gross annualized rent of over $16.00 per square foot. Excluding space held for redevelopment, occupancy across Digital Realty’s property portfolio was approximately 93.3% at March 31, 2006. New leases signed during the first quarter that will commence later in the year include more than 39,500 square feet of data center space, 21,800 square feet of redevelopment space, 3,900 square feet of non-technical space, and 16,300 square feet of early renewals.

“As we aggressively manage and lease our existing assets to maximize their current cash flow, our acquisitions team continues to identify properties that have the potential to complement our portfolio of income producing and redevelopment properties,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “Due

Acquisition and Leasing Activity

The Company acquired two vacant properties for a total of $22.5 million in the first quarter of 2006. The first property, 4025 Midway, located north of Dallas in a major technology market and fiber network hub, totals approximately 100,000 square feet and contains a fully built-out data center infrastructure with approximately 15,000 square feet of raised floor space. The Company plans to construct 25,000 square feet of additional raised floor. In April 2006, the Company leased approximately 18,000 square feet at the property, including 15,000 square feet of data center space to a Fortune 200 company as a disaster recovery facility. This lease is scheduled to commence in the second quarter 2006. The second property is located in Dublin, Ireland and consists of a 20,000 square foot data center and an adjoining 2.6 acre parcel that is entitled for an additional facility. In connection with the closing of the acquisition, the Company signed a 10-year lease with a leading U.S.-based Internet enterprise company for the entire existing building.

Subsequent to the end of the quarter, the Company completed three additional acquisitions totaling $71.8 million, bringing year-to-date acquisitions to $94.3 million. The first property, 6800 Millcreek Drive, located in suburban Toronto, Canada, totals approximately 84,000 square feet and is 100% leased to an IT services provider. The second acquisition, 101 Aquila Way, a 313,600 square foot property located in Atlanta, Georgia, is 100% leased through 2011 to a major Internet enterprise as a key data center. The third acquisition, 12001 North Freeway in Houston, Texas, consists of six separate single-story buildings totaling 300,700 square feet, is 92.9% leased and serves as a data center and Internet gateway facility.

As of April 30, 2006, the portfolio comprises 49 properties consisting of 63 buildings totaling approximately 10.0 million rentable square feet, including 1.2 million square feet of space held for redevelopment. The portfolio is strategically located in 23 key technology markets throughout the United States, Canada and Europe.

For the quarter ended March 31, 2006, leases commenced on over 29,000 square feet of data center space at an average gross annualized rent of approximately $104.00 per square foot, and 78,000 square feet of non-technical space at an average gross annualized rent of over $16.00 per square foot. Excluding space held for redevelopment, occupancy across Digital Realty’s property portfolio was approximately 93.3% at March 31, 2006. New leases signed during the first quarter that will commence later in the year include more than 39,500 square feet of data center space, 21,800 square feet of redevelopment space, 3,900 square feet of non-technical space, and 16,300 square feet of early renewals.

“As we aggressively manage and lease our existing assets to maximize their current cash flow, our acquisitions team continues to identify properties that have the potential to complement our portfolio of income producing and redevelopment properties,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “Due primarily to the delay in timing of a potential major acquisition in Europe and the decision by a prospective tenant to postpone indefinitely the leasing of 250,000 square feet in our Midwest Internet Gateway facility, we are adjusting our outlook for 2006. Despite the impact of these events on earnings for this year, based on our current pipeline of deals, we expect to meet our projected leasing and acquisitions volume and our overall outlook remains very positive. High quality data center and Internet gateway space required by today’s technology-intensive tenants is limited, particularly in markets such as Northern California, New York Metro, Northern Virginia/Washington D.C. and London. The properties we have acquired so far this year and have targeted for potential acquisition meet the specialized requirements of these diverse, but demanding tenants in key technology markets throughout the U.S., Europe and now Canada.”

Balance Sheet Update

Total assets grew to approximately $1.6 billion at March 31, 2006, from $1.5 billion at December 31, 2005. Cash and cash equivalents were $25.2 million at March 31, 2006 compared to $10.9 million at December 31, 2005. The increase in cash was primarily due to the timing of the closing of an acquisition. Total debt at March 31, 2006 was $813.7 million compared to $749.1 million at December 31, 2005, and stockholders’ equity was $414.7 million, up from $386.5 million at December 31, 2005.

On March 3, 2006, the Company completed a new $60 million, 10-year secured debt financing with a fixed rate of 5.80% at the 600 W. Seventh Street property in Los Angeles. The new loan replaced a $25.6 million loan that had an interest rate of LIBOR plus 4.25%, which, based on current LIBOR rates, represents a rate reduction of approximately 350 basis points. Additionally, subsequent to the end of the first quarter, the refinancing of 6 Braham Street in London was completed. The new loan has a 5-year maturity with no principal amortization for 3 years and an effective rate of 5.84%, 100 basis points below the previous loan’s rate.

“The combination of these two refinancings and the line of credit amendment effective May 3, 2006 accomplishes several objectives that further strengthen our balance sheet and position the Company for long term growth. The refinancings reduce our cost of capital by converting the mortgage loans to lower coupon fixed rate debt, and provide us with reduced amortization. The recent amendment increases our flexibility under the line of credit, enhancing our ability to pursue future acquisitions,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “Approximately 75% of our total debt is fixed, including variable rate debt subject to interest rate swap agreements. Including extension options, we have no significant maturities until 2008.

2006 Outlook

FFO per share for the year ending December 31, 2006 is expected to be between $1.55 and $1.65. This adjusted guidance represents expected FFO growth of 13% to 20% over the 2005 actual FFO of $1.37 per share. A reconciliation of the range of 2006 projected net income to projected FFO follows:

(in millions, except share and unit data)	Low end of range		High end of range
Net income before minority interest in operating partnership but after minority interest in consolidated joint ventures	$30.2	—	$36.1
Plus: Real estate related depreciation and amortization	75.1	—	75.1

Funds from operations	$105.3	—	$111.2
Less: Preferred stock dividends	(13.8)		(13.8)

FFO available to common stockholders and unit holders	$91.5	—	$97.4

FFO per share of common stock and unit outstanding	$1.55	—	$1.65

Total shares of common stock and units outstanding	59.0		59.0

The guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of May 4, 2006:

•	Total acquisitions for the full year in the range of $300 million to $400 million, at an average cap rate of 8.00% to 9.00%.

•	The commencement of leases for 125,000 square feet to 150,000 square feet of basic commercial space at an average annualized gross rent of $19 per square foot.

•	The commencement of leases for approximately 200,000 square feet to 300,000 square feet of data center and redevelopment space at an average annualized gross rent of $40 per square foot.

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2006 first quarter tomorrow, Friday, May 5, 2006 at 1:00 p.m. ET/10:00 a.m. PT. To participate in the live call, investors are invited to dial 800-240-2134 (for domestic callers) or 303-262-2140 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 1:00 PM PDT on Friday, May 5, 2006 until 5:00 PM PDT on Friday, May 12, 2006. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11058958#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. The Company’s 49 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 10.0 million rentable square feet, including 1.2 million square feet of space held for redevelopment, Digital Realty Trust’s property portfolio is located throughout the United States and Europe with one property in Canada. For additional information, please visit the Company’s website at www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected financial results for 2006, including projected FFO per share and unit; projected net income; real estate related depreciation and amortization; preferred stock dividends and total shares of common stock and units outstanding, each for the year ending December 31, 2006; total acquisitions for 2006; the projected average cap rate for acquisitions in 2006; assumptions relating to the commencement of leases including basic commercial, data center and redevelopment space; the average gross rent for space leased; and our ability to consummate targeted acquisitions. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Operating Revenues:
Rental	$49,242	$32,691
Tenant reimbursements	11,573	6,520
Other	168	300

Total operating revenues	60,983	39,511

Operating Expenses:
Rental property operating and maintenance	12,196	7,145
Property taxes	7,057	3,681
Insurance	916	599
Depreciation and amortization	18,256	12,143
General and administrative	4,246	2,413
Other	181	521

Total operating expenses	42,852	26,502

Operating income	18,131	13,009
Other Income (Expenses):
Interest and other income	232	132
Interest expense	(11,388)	(8,121)
Loss from early extinguishment of debt	(57)	(125)

Income before minority interests	6,918	4,895
Minority interests in consolidated joint ventures	15	3
Minority interests in operating partnership	(1,846)	(2,159)

Net income	5,087	2,739
Preferred stock dividends	(3,445)	(1,271)

Net income available to common stockholders	$1,642	$1,468

Net income per common share:
Basic	$0.06	$0.07
Diluted	$0.06	$0.07
Weighted average shares outstanding:
Basic	27,503,248	21,421,300
Diluted	28,354,597	21,535,485

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Investments in real estate
Land	$193,891	$191,961
Acquired ground lease	2,871	1,477
Buildings and improvements	966,137	941,115
Tenant improvements	126,327	123,957

Investments in real estate	1,289,226	1,258,510
Accumulated depreciation and amortization	(74,200)	(64,404)

Net investments in real estate	1,215,026	1,194,106
Cash and cash equivalents	25,179	10,930
Accounts and other receivables, net	27,872	7,587
Deferred rent	28,933	25,094
Acquired above market leases, net	46,448	48,237
Acquired in place lease value and deferred leasing costs, net	194,467	201,141
Deferred financing costs, net	7,044	7,659
Restricted cash	18,045	22,123
Other assets	11,027	12,293

Total Assets	$1,574,041	$1,529,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable under line of credit	$204,408	$181,000
Mortgage loans	609,247	568,067
Accounts payable and other accrued liabilities	43,222	36,869
Accrued dividends and distributions	—	15,639
Acquired below market leases, net	64,971	67,177
Security deposits and prepaid rents	13,191	11,476

Total Liabilities	935,039	880,228

Minority interests in consolidated joint ventures	190	206
Minority interests in operating partnership	224,070	262,239

Stockholders’ Equity	414,742	386,497

Total Liabilities and Stockholders’ Equity	$1,574,041	$1,529,170

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Net income available to common stockholders	$1,642	$1,468
Adjustments:
Minority interests in operating partnership	1,846	2,159
Real estate related depreciation and amortization	18,185	12,143

FFO	$21,673	$15,770

Basic FFO per share and unit	$0.37	$0.30
Diluted FFO per share and unit	$0.36	$0.30
Total common stock and units outstanding
Basic	59,022	52,943
Diluted	59,874	53,057

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.